Exhibit 2.6

                           CHADBOURN SECURITIES, INC.
                        10600 N. De Anza Blvd., Suite 250
                        Cupertino, CA 95014July 23, 2003

                               September 15, 2004

Mr. John Kinney, President
Technology Acquisition Corporation
10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014

Re:    Engagement Agreement - Technology Acquisition Corporation

Dear John:

      This letter agreement ("Agreement") sets forth the terms pursuant to which Technology Acquisition Corporation, a Nevada corporation (the "Company"), has agreed to engage Chadbourn Securities, Inc, an _______ corporation ("Chadbourn"), on a non-exclusive basis to act as its NASD registered broker dealer and placement agent in connection with the proposed private placement (a "Financing") by the Company to "accredited investors" (as the term is defined in Securities and Exchange Rule 501 of Regulation D) of Common Stock of the Company (the "Common Stock" or the "Securities").

      1. Appointment and Acceptance. The Company hereby appoints Chadbourn as its non-exclusive placement agent in connection with a Financing involving one or more Qualified Prospective Purchasers (as defined below). Chadbourn hereby accepts such appointment, subject to the terms and conditions of this Agreement. Chadbourn hereby agrees that in its capacity hereunder it will use its commercially reasonable efforts to contact and introduce Qualified Prospective Purchasers to the Company. For purposes of this Agreement, a "Qualified Prospective Purchaser" shall mean those "accredited investors" (as the term is defined in Securities and Exchange Rule 501 of Regulation D) that are introduced to the Company by Chadbourn.

      2. Fees and Expenses.

      A. As consideration for the services to be provided by Chadbourn, the Company shall pay a fee to Chadbourn in the event the following conditions are first met: (a) the investment is on terms and conditions substantially similar to those contained in the Common Stock private placement documents, and (b) the investment is made and accepted by the Company from Qualified Prospective Purchasers. If all such conditions are met, then at the closing of the Financing (the "Closing"), the Company shall pay to Chadbourn a fee which shall be based solely on the aggregate dollar amount invested (if any) by Qualified Prospective Purchasers as follows:

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             QPP Investment Amount              Fee
             ---------------------              ---
             Any amount                         10% cash and 10% warrants

      B. The applicable fee shall be applied against all monies invested by Qualified Prospective Purchasers. The warrants shall be warrants to purchase Common Stock, shall have an exercise price equal to the price per share paid by the investors at the Closing, shall have an exercise period of five (5) years and shall be net-exerciseable instruments at the option of the holder.

      C. All fees and expenses payable hereunder shall be paid net of all applicable withholding and similar taxes.

      D. Notwithstanding anything herein to the contrary, the Company is under no obligation to accept investment from any party including any Qualified Prospective Purchaser.

      3. Information.

         (a) The Company recognizes and confirms that in connection with the Financing, Chadbourn will be using publicly available and non-publicly available information, including information in reports and other materials provided by others, and information provided by the Company. The Company agrees to furnish or cause to be furnished to Chadbourn all necessary or appropriate information for use in the Financing. The Company warrants to Chadbourn that all information concerning the Company furnished to Chadbourn by the Company in connection with the Financing will be true and accurate in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Chadbourn does not assume responsibility for and may rely on, without independent verification, the accuracy and completeness of any non-publicly available information regarding the Company that is provided to Chadbourn by the Company. Chadbourn agrees to keep confidential any and all information provided by the Company that has been identified as confidential. For purposes of determining confidential information, the Company considers all financial projections, and all non-publicly available information regarding marketing plans, customers, clinical trial results and data, scientific progress and related results and intellectual property to be confidential except for items contained in the Company's Business Plan which is specifically designated by the Company as non-confidential, and other items specifically declared non-confidential by the Company. Furthermore, however, confidential information is not limited to the above items. The Company agrees that any information or advice rendered by Chadbourn or any of its representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to use it for any other purpose or disclose or otherwise refer to such advice or information, or to Chadbourn, in any manner without our prior written consent.

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

      4. Exemption from Registration; Offer and Sale of Same or Similar Securities. It is understood that the offer and sale of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to section 4(2) thereof. Chadbourn will not directly or indirectly, make any offer or sale of the Securities or of securities of the same or a similar class as the Securities if as a result the offer and sale of the Securities contemplated hereby would fail to be entitled to the exemption from the registration requirements of the Securities Act provided for in section 4(2) of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in section 2(3) of the Securities Act.

      5. Additional Restrictions on Company and Chadbourn. In connection with all offers and sales of the Securities:

         (a) Neither the Company nor Chadbourn will offer or sell the Securities by means of any form of general solicitation or general advertising. Such parties will not at any time during the term of this engagement, or for a period of six months following completion of the placement of the Securities contemplated hereby, make any reference publicly to the transactions contemplated hereby, by way of the issuance of a press release, the placement of an advertisement or otherwise, without the prior consent of the other.

         (b) Neither the Company nor Chadbourn will offer or sell the Securities to any person who is not an "accredited investor."

         (c) The Company and Chadbourn will exercise reasonable care to ensure that the purchasers of the Securities are not underwriters within the meaning of section 2(11) of the Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act.

      6. Compliance with Federal and State Securities Laws. The Company and Chadbourn each agree to conduct any offering and sale of Securities in any transaction in accordance with federal and applicable state securities laws, and neither the Company nor Chadbourn nor any person acting on behalf of either of them, will offer or sell any Securities in any manner that would be in violation of federal or applicable state securities laws. Chadbourn has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of Financing to the Company or be a party to any funding transaction, or to solicit investors outside the United States. The Company will take such action as is necessary to qualify the Securities for offer and sale under the securities laws of such states and other jurisdictions of the United States. Chadbourn represents and warrants to the Company that it is a registered broker/dealer any and all actions undertaken by Chadbourn hereunder are in full compliance with any and all applicable state and federal securities laws.

      7. Termination.

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

         (a) The engagement of Chadbourn hereunder (i) may be terminated at any time, with or without cause, by the Company, upon ten (10) days' prior written notice thereof to Chadbourn and (ii) shall terminate immediately upon the completion of the private placement of all of the Securities contemplated hereby.

         (b) In the event of the termination of Chadbourn's engagement hereunder pursuant to clause (a)(i) above, Chadbourn shall be entitled to a full Chadbourn's Fee in the event that at any time during the six (6) month period after any such termination the Company sells the Securities to any Qualified Prospective Purchaser which was contacted by Chadbourn in its capacity as a
Chadbourn hereunder regarding the private placement of the Securities contemplated hereby and the other conditions to payment described above are also met. Within fifteen (15) days following any termination hereunder Chadbourn will confirm in writing the Qualified Prospective Purchasers contacted by Chadbourn prior to any such termination.

         (c) The provisions of Paragraphs 2, 7 and 8 of this Agreement shall survive any termination of the engagement of Chadbourn under this Agreement and shall remain in full force and effect. Furthermore, no termination of Chadbourn's engagement hereunder shall affect the Company's obligation to pay Chadbourn its Chadbourn's Fee(s).

      8. General.

         (a) In connection with this engagement, Chadbourn is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Chadbourn or our affiliates or their respective directors, officers, agents and employees.

         (b) No advice rendered by Chadbourn hereunder, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without Chadbourn's prior written consent. The Company also acknowledges that Chadbourn's service do not include the rendering of any legal services or opinions or the performance of any work that is in the ordinary purview of a Certified Public Accountant. All final decisions with respect to consulting, advise and services rendered by Chadbourn to the Company shall rest with the Company, and Chadbourn shall not have the authority to bind the Company to any obligation or commitment

         (c) This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. This Agreement constitutes the full, complete and exclusive agreement between Chadbourn and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by an authorized officer of the Company and Chadbourn. The Company has all requisite power and authority to enter into this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

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         (d) The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). Each of the Company and Chadbourn (and, to the extent permitted by law, on behalf of their respective equity holders and creditors) hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement or any of the agreements or transactions contemplated hereby or thereby.

         (e) The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder (and under the Indemnification Agreement) and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement (and under the Indemnification Agreement) by the parties hereto shall be binding upon their respective successors and assigns.

         (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         If this Agreement correctly sets forth your understanding of the agreement between Chadbourn and the Company with respect to this engagement, please sign and return to one of the enclosed copies of this Agreement to the undersigned. This Agreement, when executed and delivered by the Company, shall constitute a binding agreement between Chadbourn and the Company as of the date first above written. Sincerely,

                                 CHADBOURN SECURITIES, INC.


                                 By: _________________________________________
                                     Laird Q. Cagan, Registered Representative


Accepted and Agreed as of the date first above written:

TECHNOLOGY ACQUISITON CORPORATION.


By: ______________________________________
John Kinney, President



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